SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Sonic Automotive, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

5.0% CONVERTIBLE SENIOR NOTES DUE 2029

(Title of Class of Securities)

83545GAQ5

(CUSIP Number of Class of Securities)

Stephen K. Coss, Esq.

Senior Vice President and General Counsel

4401 Colwick Road

Charlotte, North Carolina 28211

Telephone: (704) 566-2400

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

CALCULATION OF FILING FEES

Transaction Valuation (1)	Amount of Filing Fee (3)
$85,125,055 (2)	$9,760

(1)	Estimated solely for the purpose of calculating the Filing Fees pursuant to Rule 0-11 under the Securities Exchange Act of 1934.
(2)	Determined in accordance with Rule 0-11(b) under the Securities Exchange Act of 1934 (the “Exchange Act”). This Transaction Valuation assumes, solely for purposes of calculating the Filing Fee for this Schedule TO, that all 5.0% Convertible Senior Notes due 2029 (the “Notes”) of Sonic Automotive, Inc. (the “Company”) outstanding as of June 25, 2012 will be purchased pursuant to the Exchange Offer at the maximum purchase price of $1,631 per $1,000 principal amount of Notes paid in cash and shares of our Class A common stock. As of June 25, 2012, there was $134,905,000 aggregate principal amount of Notes outstanding.
(3)	The amounts of the Filing Fees are calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, by multiplying the Transaction Value by .0001146.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

Amount Previously Paid: $9,760	Filing Party: Sonic Automotive, Inc.
Form or Registration No.: Form S-4	Date Filed: June 25, 2012

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 amends and supplements the Issuer Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”) filed by Sonic Automotive, Inc., a Delaware corporation (“Sonic” or the “Company”) on June 25, 2012 and amended on July 20, 2012, pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, in connection with its offer to exchange (i) cash and (ii) shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”) for each $1,000 principal amount of the Company’s 5.0% Convertible Senior Notes due 2029 (the “Notes”) (the “Exchange Offer”). The Exchange Offer is being made upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated July 24, 2012 (the “Prospectus”), which forms a part of the Registration Statement on Form S-4 (Reg. No. 333-182307) filed with the Securities and Exchange Commission (the “SEC”), as amended by Amendment No. 1 to such Registration Statement on Form S-4 filed with the SEC on July 20, 2012 (as it may be amended or supplemented from time to time, the “Registration Statement”), and in the related Letter of Transmittal.

The Prospectus and the related letter of transmittal are incorporated by reference as exhibits (a)(1)(i) and (a)(1)(ii), respectively, hereto.

This Schedule TO is being filed in satisfaction of the reporting requirements of Rules 13e-4(b)(1) and (c)(2) promulgated under the Securities Exchange Act of 1934, as amended.

Information set forth in the Registration Statement is incorporated by reference in response to Items 1 through 13 of this Schedule TO, except those items as to which information is specifically provided herein.

Only the items amended are reported in this Amendment No. 2. Except as specifically provided herein, the information contained in the Schedule TO, the Prospectus and the Letter of Transmittal remains unchanged and this Amendment No. 2 does not modify any of the information previously reported on the Schedule TO, or in the Prospectus or the Letter of Transmittal. You should read this Amendment No. 2 together with the Schedule TO, the Prospectus and the related Letter of Transmittal.

Item 12.	Exhibits.

The following are attached as exhibits to this Schedule TO:

Exhibit No.	Description

(a)(1)(i)	Prospectus, dated July 24, 2012 (incorporated herein by reference to Sonic Automotive, Inc.’s filing on July 25, 2012 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended).

(a)(1)(ii)	Form of Letter of Transmittal for Exchange Offer (incorporated herein by reference to Exhibit 99.1 to Sonic Automotive, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-182307)).

(a)(2)	None.

(a)(3)	None.

(a)(4)	Prospectus, dated July 24, 2012 (incorporated herein by reference to Sonic Automotive, Inc.’s filing on July 25, 2012 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended).

(a)(5)	Press Release, dated June 25, 2012 (filed on Form 8-K on June 25, 2012 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(6)	Press Release, dated June 25, 2012 (filed on Form 8-K on June 25, 2012 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(7)	Press Release dated June 26, 2012 (filed on Form 8-K on June 26, 2012 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b)	None.

(d)(i)	Dealer Manager Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-4 filed on June 25, 2012).

(d)(ii)	Form of 5.0% Convertible Senior Note due October 2029 (included in Exhibit 4.2 to the Current Report on Form 8-K filed September 25, 2009 (the “September 25, 2009 Form 8-K”)).

(d)(iii)	Senior Indenture dated as of September 23, 2009 by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the September 25, 2009 Form 8-K).

(d)(iv)	First Supplemental Indenture dated as of September 23, 2009 between Sonic Automotive, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the September 25, 2009 Form 8-K).

(d)(v)	Registration Rights Agreement dated as of March 12, 2010 by and among Sonic Automotive, Inc. the guarantors set forth on the signature page thereto and Banc of America Securities LLC, as representative of the several initial purchasers named on Schedule A to the Purchase Agreement (incorporated by reference to Exhibit 4.1 to the March 15, 2010 Form 8-K).

(d)(vi)	Indenture dated as of March 12, 2010 by and among Sonic Automotive, Inc, as issuer, the guarantors named therein, and U.S. Bank National Association, as trustee, relating to the 9.0% Senior Subordinated Notes due 2018 (incorporated by reference to Exhibit 4.2 to Sonic’s Current Report on Form 8-K filed March 15, 2010 (the “March 15, 2010 Form 8-K”)).

(d)(vii)	Form of 9.0% Senior Subordinated Note due 2018 (incorporated by reference to Exhibit 4.2 to the March 15, 2010 Form 8-K).

(d)(viii)	Sonic Automotive, Inc. 2004 Stock Incentive Plan, Amended and Restated as of February 11, 2009 (incorporated by reference to Exhibit 4 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333-159674)).

(d)(ix)	Sonic Automotive, Inc. 1997 Stock Option Plan, Amended and Restated as of April 22, 2003 (incorporated by reference to Exhibit 10.10 to Sonic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).

(d)(x)	Sonic Automotive, Inc. Employee Stock Purchase Plan, Amended and Restated as of May 8, 2002 (incorporated by reference to Exhibit 10.15 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 Annual Report”)).

(d)(xi)	Sonic Automotive, Inc. Nonqualified Employee Stock Purchase Plan, Amended and Restated as of October 23, 2002 (incorporated by reference to Exhibit 10.16 to the 2002 Annual Report).

(d)(xii)	Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors, Amended and Restated as of May 11, 2009 (incorporated by reference to Exhibit 4 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333- 159675)).

(d)(xiii)	Sonic Automotive, Inc. 2004 Stock Incentive Plan Form of Performance-Based Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.33 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2006).

(d)(xiv)	Sonic Automotive, Inc. 2004 Stock Incentive Plan Form of Performance-Based Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.34 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2006).

(d)(xv)	Sonic Automotive, Inc. Incentive Compensation Plan, Amended and Restated as of December 4, 2008 (incorporated by reference to Appendix B to Sonic’s Definitive Proxy Statement on Schedule 14A filed April 9, 2009).

(d)(xvi)	Sonic Automotive, Inc. 2004 Stock Incentive Plan, Amended and Restated as of February 11, 2009 (incorporated by reference to Exhibit 4 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333-159674)).

(d)(xvii)	Amendment No. 1 to Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (incorporated by reference to Exhibit 10.45 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2009).

(d)(xviii)	Sonic Automotive, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 4.5 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333- 180814).

(d)(xix)	Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 4.5 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333-180815).

(d)(xx)	Director Compensation (incorporated by reference to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 12, 2012).

(d)(xxi)	Registration Rights Agreement dated as of July 2, 2012 by and among Sonic Automotive, Inc. the guarantors set forth on the signature page thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.1 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(d)(xxii)	Indenture dated as of July 2, 2012 by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(d)(xxiii)	Form of 7.0% Senior Subordinated Note due 2022 (included in Exhibit 4.2 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(d)(xxiv)	Escrow Agreement dated as of July 2, 2012 by and among Sonic Automotive, Inc., U.S. Bank National Association, as trustee, and Wilmington Trust, National Association, as escrow agent (incorporated by reference to Exhibit 4.4 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(g)	None.

(h)	None.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Name: Stephen K. Coss
Title: Senior Vice President and General Counsel

Date: July 25, 2012

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(i)	Prospectus, dated July 24, 2012 (incorporated herein by reference to Sonic Automotive, Inc.’s filing on July 25, 2012 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended).

(a)(1)(ii)	Form of Letter of Transmittal for Exchange Offer (incorporated herein by reference to Exhibit 99.1 to Sonic Automotive, Inc.’s Registration Statement on Form S-4 (Reg. No. 333-182307)).

(a)(2)	None.

(a)(3)	None.

(a)(4)	Prospectus, dated July 24, 2012 (incorporated herein by reference to Sonic Automotive, Inc.’s filing on July 25, 2012 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended).

(a)(5)	Press Release, dated June 25, 2012 (filed on Form 8-K on June 25, 2012 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(a)(6)	Press Release, dated June 25, 2012 (filed on Form 8-K on June 25, 2012 and deemed filed pursuant to Rule 13-e4(c) under the Securities Exchange Act of 1934).

(a)(7)	Press Release dated June 26, 2012 (filed on Form 8-K on June 26, 2012 and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934).

(b)	None.

(d)(i)	Dealer Manager Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-4 filed on June 25, 2012).

(d)(ii)	Form of 5.0% Convertible Senior Note due October 2029 (included in Exhibit 4.2 to the Current Report on Form 8-K filed September 25, 2009 (the “September 25, 2009 Form 8-K”)).

(d)(iii)	Senior Indenture dated as of September 23, 2009 by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the September 25, 2009 Form 8-K).

(d)(iv)	First Supplemental Indenture dated as of September 23, 2009 between Sonic Automotive, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the September 25, 2009 Form 8-K).

(d)(v)	Registration Rights Agreement dated as of March 12, 2010 by and among Sonic Automotive, Inc. the guarantors set forth on the signature page thereto and Banc of America Securities LLC, as representative of the several initial purchasers named on Schedule A to the Purchase Agreement (incorporated by reference to Exhibit 4.1 to the March 15, 2010 Form 8-K).

(d)(vi)	Indenture dated as of March 12, 2010 by and among Sonic Automotive, Inc, as issuer, the guarantors named therein, and U.S. Bank National Association, as trustee, relating to the 9.0% Senior Subordinated Notes due 2018 (incorporated by reference to Exhibit 4.2 to Sonic’s Current Report on Form 8-K filed March 15, 2010 (the “March 15, 2010 Form 8-K”)).

(d)(vii)	Form of 9.0% Senior Subordinated Note due 2018 (incorporated by reference to Exhibit 4.2 to the March 15, 2010 Form 8-K).

(d)(viii)	Sonic Automotive, Inc. 2004 Stock Incentive Plan, Amended and Restated as of February 11, 2009 (incorporated by reference to Exhibit 4 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333-159674)).

(d)(ix)	Sonic Automotive, Inc. 1997 Stock Option Plan, Amended and Restated as of April 22, 2003 (incorporated by reference to Exhibit 10.10 to Sonic’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).

(d)(x)	Sonic Automotive, Inc. Employee Stock Purchase Plan, Amended and Restated as of May 8, 2002 (incorporated by reference to Exhibit 10.15 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 Annual Report”)).

(d)(xi)	Sonic Automotive, Inc. Nonqualified Employee Stock Purchase Plan, Amended and Restated as of October 23, 2002 (incorporated by reference to Exhibit 10.16 to the 2002 Annual Report).

(d)(xii)	Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors, Amended and Restated as of May 11, 2009 (incorporated by reference to Exhibit 4 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333- 159675)).

(d)(xiii)	Sonic Automotive, Inc. 2004 Stock Incentive Plan Form of Performance-Based Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.33 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2006).

(d)(xiv)	Sonic Automotive, Inc. 2004 Stock Incentive Plan Form of Performance-Based Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.34 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2006).

(d)(xv)	Sonic Automotive, Inc. Incentive Compensation Plan, Amended and Restated as of December 4, 2008 (incorporated by reference to Appendix B to Sonic’s Definitive Proxy Statement on Schedule 14A filed April 9, 2009).

(d)(xvi)	Sonic Automotive, Inc. 2004 Stock Incentive Plan, Amended and Restated as of February 11, 2009 (incorporated by reference to Exhibit 4 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333-159674)).

(d)(xvii)	Amendment No. 1 to Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (incorporated by reference to Exhibit 10.45 to Sonic’s Annual Report on Form 10-K for the year ended December 31, 2009).

(d)(xviii)	Sonic Automotive, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 4.5 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333- 180814).

(d)(xix)	Sonic Automotive, Inc. 2012 Formula Restricted Stock Plan for Non-Employee Directors (incorporated by reference to Exhibit 4.5 to Sonic’s Registration Statement on Form S-8 (Reg. No. 333-180815).

(d)(xx)	Director Compensation (incorporated by reference to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 12, 2012).

(d)(xxi)	Registration Rights Agreement dated as of July 2, 2012 by and among Sonic Automotive, Inc. the guarantors set forth on the signature page thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.1 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(d)(xxii)	Indenture dated as of July 2, 2012 by and among Sonic Automotive, Inc, the guarantors named therein, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(d)(xxiii)	Form of 7.0% Senior Subordinated Note due 2022 (included in Exhibit 4.2 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(d)(xxiv)	Escrow Agreement dated as of July 2, 2012 by and among Sonic Automotive, Inc., U.S. Bank National Association, as trustee, and Wilmington Trust, National Association, as escrow agent (incorporated by reference to Exhibit 4.4 to Sonic’s Current Report on Form 8-K filed July 2, 2012).

(g)	None.

(h)	None.